UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 17, 2014

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4401 Great America Parkway

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director

On September 17, 2014, the Board of Directors (“Board”) of Palo Alto Networks, Inc. (the “Company”) appointed Stanley J. Meresman to serve as a member of the Board and a member of the audit committee of the Board (the “Audit Committee”), effective as of September 20, 2014, and increased the size of the Board from eight to nine directors. Mr. Meresman will serve as a class I director whose term expires at the Annual Meeting of Stockholders to be held in 2015.

Mr. Meresman, age 67, currently serves on the boards of directors of a number of public and private companies. Prior to that, Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January 2004 through December 2004, and served as General Partner and Chief Operating Officer from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc., a manufacturer of high-performance computing solutions. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor, a semiconductor company. Mr. Meresman currently serves on the board of directors of LinkedIn Corporation and Zynga Inc., as well as a number of private companies. He previously served on the board of directors of Meru Networks, Inc., Riverbed Technology, Inc. and Polycom, Inc. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley. Mr. Meresman was selected to serve on our Board due, in part, to his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as Chief Financial Officer of two public companies.

There is no arrangement or understanding between Mr. Meresman and any other persons pursuant to which Mr. Meresman was elected as a director.

In connection with his appointment to the Board, Mr. Meresman was granted an initial restricted stock unit equity award on September 20, 2014 in the amount of 11,312 shares of common stock. These restricted stock units will vest over three years, with 1/3 of the shares subject to the award vesting on the first anniversary of the grant date, and the remaining shares vesting equally over the next two years on a quarterly basis, subject to continued service on the Board on the applicable vesting date. In the event of a change of control, all shares subject to the award would become fully vested and immediately exercisable. The restricted stock units are subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan and its related grant agreements. In addition, the Company expects to grant a restricted stock unit equity award covering shares of its common stock with a combined value of $320,000 to Mr. Meresman on the date of each annual meeting of stockholders, beginning with the 2015 annual meeting of stockholders, in each case based on continuing service on the Board and the Audit Committee. Each annual restricted stock unit equity award is expected to vest over one year on a quarterly basis. The Company will also reimburse Mr. Meresman for all reasonable expenses in connection with his services to the Company. A copy of the offer letter between Mr. Meresman and the Company is filed as Exhibit 10.1 to this Current Report on Form 8-K.

In addition, Mr. Meresman has executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 9, 2012.

A copy of the press release announcing the appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Offer Letter between the Registrant and Stanley J. Meresman, dated September 8, 2014.

99.1	Press Release, dated September 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ Mark D. McLaughlin
Mark D. McLaughlin President and Chief Executive Officer

Date: September 22, 2014

EXHIBIT LIST

Exhibit Number	Description of Exhibit

10.1	Offer Letter between the Registrant and Stanley J. Meresman, dated September 8, 2014.

99.1	Press Release, dated September 22, 2014.